EXHIBIT 99.1


                                              Contact: Kathy Shepard
                                                       Hilton Hotels Corporation
                                                       310-205-7676

                                                       Ann Parker
                                                       LodgeNet
                                                       605-988-1382

                           HILTON SELECTS LODGENET FOR
                         INTERACTIVE TELEVISION SERVICES

     Beverly Hills, Calif., Sioux Falls, S.D., October 10, 2000 - Hilton
Hotels Corporation (NYSE: HLT), one of the world's leading hotel companies, and LodgeNet Entertainment Corporation (NASDAQ: LNET), the leading interactive television services provider to the lodging industry, today announced an agreement by which LodgeNet's interactive television services will be phased into Hilton's owned, leased and joint venture hotels in the United States. This portfolio of hotels currently includes more than 220 properties with approximately 70,000 rooms. This deployment of the LodgeNet interactive television platform - enabling on-demand movies and music, Nintendo(R) 64 games, Internet access on the television and more - will begin in the fourth quarter of this year and will continue as existing contracts expire.

     LodgeNet also becomes the preferred provider of these services for Hilton's more than 1,600 managed and franchised hotels in the United States and Canada. Hilton will actively market and promote the LodgeNet system to the owners of these hotels, which represent nearly 250,000 rooms. Hilton's family of brands includes Hilton(R), Doubletree(R), Embassy Suites(R), Hampton Inn(R), Hampton Inn & Suites(R), Harrison Conference Centers(R), Hilton Garden Inn(R), Homewood Suites(R) by Hilton, Red Lion Hotels & Inns(R) and Conrad International(R). Currently, LodgeNet delivers interactive services to more than 700,000 hotel rooms in over 4,000 lodging properties in the United States and Canada.

     Additionally, Hilton and LodgeNet have formed a new broadband, interactive media company. Utilizing the latest in interactive digital technology, and building upon LodgeNet's interactive television platform, the company - InnMedia LLC - will offer hotel guests new and innovative interactive television content such as high speed internet access through the television as well as customized hotel and guest information. Plans call for InnMedia to promote and market its services to Hilton properties and other hospitality companies throughout the United States and Canada using LodgeNet's nationwide distribution network. Pursuant to the agreement, Hilton and LodgeNet will each initially own 50 percent of InnMedia.

     "Guests and customers today demand the highest quality in-room entertainment and information services, and expect delivery in the most creative, efficient and convenient manner possible," said Dieter H. Huckestein, president - hotel operations, Hilton Hotels Corporation. "With LodgeNet's state-of-the-art bundle of interactive television services, we will enhance the experiences our millions of guests have come to expect from our hotels, and remain ahead of the curve to enter the next generation of in-room entertainment."

     "LodgeNet is excited to partner with Hilton in this new value proposition giving participating hotels a clear competitive advantage," said Scott C. Petersen, president and CEO of LodgeNet Entertainment Corporation. "Together, we are jointly creating one of the largest interactive in-room entertainment new media offerings in the world."

                                     -more-

LodgeNet/Hilton
2-2-2-2

     Pursuant to the agreement with LodgeNet for interactive television services, Hilton was issued a warrant granting it the right to purchase up to
2.1 million shares of LodgeNet common stock over the next seven years at a price of $20.44 per share.

     The Company will hold a conference call today, Tuesday, October 10, 2000 at 10:00 a.m.ET, 9:00 a.m. CT, 7:00 a.m. PT to discuss these announcements. The dial-in number for the call is 888-209-3787. The call is being webcast live over the Internet by Global Crossing at the address: www.themeetingson.com, and will be archived for one month at that site, which can be linked to through the LodgeNet company website at: http://www.lodgenet.com.

About Hilton
Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company. The company develops, owns, manages or franchises more than 1,800 hotels, resorts and vacation ownership properties. Its portfolio includes many of the world's best known and most highly regarded hotel brands, including Hilton, Doubletree, Embassy Suites, Hampton Inn, Hampton Inn & Suites, Harrison Conference Centers, Hilton Garden Inn, Homewood Suites by Hilton, Red Lion Hotels & Inns and Conrad International. For more information on our family of brands, please visit www.hilton.com.
                     --------------

About LodgeNet
LodgeNet Entertainment Corporation (www.lodgenet.com) is a broadband, interactive services provider which specializes in the delivery of interactive television and Internet access services to the lodging industry throughout the United States and Canada as well as select international markets. These services include on-demand movies, Nintendo video games, high-speed Internet on TV, high-speed Internet access for laptop computers and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As one of the largest companies in the industry, LodgeNet provides service to more than 780,000 rooms (including more than 700,000 interactive guest pay rooms) in more than 4,900 hotel properties. More than 200 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

NOTE: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.


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